DEP/D178701v1/C0061800/F035073
FOR IMMEDIATE RELEASE

CONTACT:                  Erich Stegich
                          Director of Communications
                          Telephone:  (631) 435-1199
                          Fax:  (631) 951-7955
                          Email:  estegich@mecnet.com

                  MANCHESTER TECHNOLOGIES ANNOUNCES $1 MILLION
                                    STOCK REPURCHASE PROGRAM

                     -BOARD APPROVES APPOINTMENT OF NEW CFO-

         Hauppauge, New York - September 5, 2002 - Manchester Technologies, Inc. (NASDAQ NM: MANC) announced today that its Board of Directors has authorized the Company to buy back up to $1 million of its common stock. The repurchase program is effective immediately and will remain in effect until the first Board of Directors meeting following the close of Manchester's 2003 fiscal year, unless earlier terminated by the Board. The Company is authorized to repurchase common stock from time to time in open market transactions as permitted under applicable rules and regulations. The extent to which the Company repurchases its stock and the timing of such purchases will depend upon market conditions and other corporate considerations to be evaluated by the Executive Committee of the Board of Directors. The repurchase program does not obligate the Company to repurchase any specific number of shares, and repurchases pursuant to the program may be suspended or resumed at any time or from time to time without further notice or announcement.

         "The current valuation of our common stock provides an opportunity to enhance shareholder value through a stock repurchase program," said Barry R. Steinberg, President and Chief Executive Officer of Manchester. "We believe that our shares are undervalued and that this repurchase program is a good use of our available capital."

         The Company also announced that Elan Yaish was unanimously appointed to the position of Chief Financial Officer at the August 12, 2002 meeting of its Board of Directors. "I am very pleased to welcome Elan to his new role. His experience and skills will be extremely valuable to us," said Steinberg.

About Manchester Technologies, Inc.:

Manchester Technologies, Inc., founded in 1973, is a single-source solutions provider specializing in hardware and software procurement, custom networking, storage, enterprise and Internet solutions. Manchester engineers provide answers to companies' MIS needs by combining comprehensive analysis, design and integration services with a complete line of competitively priced products and peripherals from the industry's leading vendors. For more information about Manchester, visit the Company's web site at http://www.e-manchester.com

The statements in this press release regarding the repurchase of Manchester Technologies, Inc. common stock and the potential duration of the repurchase program are forward-looking statements that speak only as of the date of this press release and are subject to risks and uncertainties. Manchester may purchase up to $1 million of its stock, none of its stock, or any amount in between, and may lengthen or shorten the potential repurchase period, all of which may be affected by the price and nature of the trading market for its common stock, market conditions, a determination following the date of this announcement to use such funds for other purposes, its financial performance or other reasons. Other risks relating to Manchester can be found in its Annual Report on Form 10-K for the year ended July 31, 2001, and those set forth from time to time in Manchester's other filings with the Securities and Exchange Commission. Manchester assumes no obligation to update any of the information referenced in this press release.